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                                                                      EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of this 27th day of March, 1997, (this "Agreement"), among TPG Partners II, L.P., a Delaware limited partnership ("Parent"), BB Merger Corp., an Ohio corporation and a wholly owned subsidiary of Parent ("Sub"), and Belden & Blake Corporation, an Ohio corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the General Partner of Parent and the respective boards of directors of Sub and the Company have each determined that it is in the best interests of their respective partners and stockholders, as applicable, for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, to complete such acquisition, the boards of directors or general partner, as applicable, of Parent, Sub and the Company have each approved the merger (the "Merger") of Sub with and into the Company in accordance with the Ohio General Corporation Law ("Ohio Law"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, without par value, of the Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares") not owned directly or indirectly by Parent or the Company, except holders of Dissenting Shares (as hereinafter defined), will be converted into the right to receive $27 per Share (such amount, or any greater amount per Share paid pursuant to the Merger, being hereinafter referred to as the "Per Share Amount");

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, certain holders of shares of Company Common Stock are entering into a Voting Agreement in substantially the form attached hereto as Exhibit A (the "Voting Agreement") pursuant to which such holders have agreed, among other things, to vote all shares of Company Common Stock owned by such shareholders in favor of the Merger and any other matter that requires a shareholder vote in connection with the transactions contemplated hereby;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Ohio Law, at the Effective Time (as defined below) Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate

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existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible hereunder, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Ohio, in such form as is required by, and executed in accordance with the relevant provisions of, Ohio Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Black, McCuskey, Souers & Arbaugh, 1000 United Bank Plaza, Canton, Ohio 44702-2116, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

                  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 1.04. Articles of Incorporation; Regulations. (a) At the Effective Time the articles of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation except that the name of the corporation specified in such articles of incorporation shall be changed to Belden & Blake Corporation. Such articles of incorporation shall be in the form attached hereto as Exhibit B.

                  (b) The regulations of Sub, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such regulations. Such regulations shall be in the form attached as Exhibit C.

                  SECTION 1.05. Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the articles of incorporation and regulations of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation.



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                  SECTION 1.06. Conversion of Securities. At the Effective Time,
by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

                     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 1.06(b) and any Dissenting Shares (as defined below)) shall be cancelled and converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable to the holder of such Share, upon surrender, in the manner provided in Section 1.08, of the certificate that formerly evidenced such Share;

                     (b) Each Share held in the treasury of the Company and each Share owned by Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                     (c) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 1.07. Dissenting Shares. Any contrary provision of this Agreement notwithstanding, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing shall be deemed not cancelled and converted into the right to receive the Merger Consideration as provided in Section 1.06(a) if the holder of such Shares properly demands in writing the fair cash value for such Shares in accordance with Section 1701.85 of Ohio Law (collectively, the "Dissenting Shares"). Such stockholders shall be entitled to receive payment of the fair cash value of such Shares held by them in accordance with the provisions of such Section 1701.85, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the fair cash value of such Shares under such Section 1701.85 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.08, of the certificate or certificates that formerly evidenced such Shares.

                  SECTION 1.08. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent and Sub shall designate a bank or trust company to act as agent, which agent shall be reasonably acceptable to the Company (the "Paying Agent"), for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.06(a), and Sub or Parent shall deposit such funds with the Paying Agent at or prior to the Effective Time. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1


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or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation,
respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs.

                     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

                     (c) At any time following the eighteenth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after



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the Effective Time, the holders of Shares outstanding immediately prior to the
Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Sub that:

                  SECTION 2.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary" and collectively, the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Section 2.01 of the disclosure schedule (the "Company Disclosure Schedule") sets forth a list of the Company's Subsidiaries. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except as would not have a Material Adverse Effect. When used in this Agreement, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the assets, business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole. The Company has made available to Parent a complete and correct copy of the articles of incorporation and regulations of the Company and each Subsidiary.

                  SECTION 2.02. Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 Shares, of which 11,268,879 Shares are issued and outstanding as of the date hereof, and (ii) 8,000,000 shares of Preferred Stock, no par value ("Company Preferred Stock"), of which 24,000 shares are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of the date hereof, 802,563 Shares are reserved for future issuance upon the exercise of presently outstanding stock options granted pursuant to the Stock Option Plans. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Subsidiary free and clear of all liens, claims, options, charges and other encumbrances of any nature. Except as set forth in this Section 2.02, and except for $5.55 million of convertible subordinated debentures (the "Debentures"), which at present may be converted into 275,434 Shares, and except for the Voting Agreements, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company or any Subsidiary is a party, obligating the Company or any Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any Subsidiary. There are no voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is




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a party with respect to the voting of the capital stock of the Company, except for the Belden & Blake Corporation Employees 401(k) Profit Sharing Plan.

                  SECTION 2.03. Authority Relative to this Agreement; Approval. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby (the Merger and such other transactions being herein referred to collectively as the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized and approved by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, adoption of this Agreement by the stockholders of the Company in accordance with Section 1701.78 of Ohio Law and the articles of incorporation of the Company and the filing and recordation of appropriate merger documents as required by Ohio Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

                  SECTION 2.04. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 2.04(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the articles of incorporation or regulations or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except as would not, individually or in the aggregate, have a Material Adverse Effect.

                     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Ohio Law and filings required for foreign qualification purposes.




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                  SECTION 2.05. SEC Filings; Financial Statements. (a) The
Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1992 (the "SEC Reports"), all of which (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments).

                  SECTION 2.06. Absence of Certain Changes or Events. Since September 30, 1996, except as contemplated by this Agreement or disclosed in
Section 2.06 of the Company Disclosure Schedule or in any SEC Report filed since September 30, 1996, and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course, and neither the Company nor any Subsidiary has suffered a Material Adverse Effect and none of the following has occurred:

                     (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company except regular quarterly dividends on the Preferred Stock, or any repurchase, redemption or other acquisition by the Company or any Subsidiary or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

                     (b) any incurrence, assumption or guarantee by the Company or any Subsidiary of any material indebtedness for borrowed money (other than borrowings under the Company's existing bank credit facilities) or any creation or assumption by the Company or any Subsidiary of any lien on any material asset other than in the ordinary course of business consistent with past practices;

                     (c) any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                     (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

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                     (e) any (i) grant of any severance or termination pay to
any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in excess of $50,000 in the aggregate in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice.

                  SECTION 2.07. Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 2.07 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign ("Governmental Entity"), which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary having, or reasonably likely to have, a Material Adverse Effect.

                  SECTION 2.08. Employee Benefit Plans. (a) Section 2.08(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (including, without limitation, oral and informal arrangements) whether legally enforceable or not, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any material obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, (ii) any plan in respect of which the Company or any of its Subsidiaries could incur material liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings (including, without limitation, oral and informal arrangements) between the Company or any of its Subsidiaries or any of their respective affiliates and any employee of the Company or any of its Subsidiaries (collectively, the "Plans"). Each Plan is in writing and the Company and each of its Subsidiaries has furnished Parent with a true and complete copy of each Plan and a true and complete copy of each material document prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed in Section 2.08(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not,



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to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any material obligation or which are maintained, contributed to or sponsored by the Company or any of the Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                     (b) None of the Plans is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) or ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 2.08(b) of the Company Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as set forth in Section 2.08(b) of the Company Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

                     (c) Each Plan has been operated in all material respects in accordance with the requirements of all applicable laws, including without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable laws, including, without limitation, ERISA and the Code except where the failure to do so would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has performed the obligations to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action.

                     (d) Each Plan which is intended to be qualified under
Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any of its Subsidiaries which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it



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is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

                     (e) Except as disclosed in Section 2.08(e) of the Company Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Except as disclosed in Section 2.08(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has incurred any liability for any excise tax arising under Section 4971, 4972, 4980 or 4980B of the Code and no fact or event exists which could give rise to any such liability. None of the Company or any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the properties or assets of the Company or any of its Subsidiaries is the subject of any lien arising under Section 302(f) of ERISA or
Section 412(n) of the Code; none of the Company or any of its Subsidiaries has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

                     (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. Except as disclosed in Section 2.08(f) of the Company Disclosure Schedule, all such contributions have been or will be fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental authority and no fact or event exists which could give rise to any such challenge or disallowance. As of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

                  SECTION 2.09. Labor Matters. The Company has made available to Parent all collective bargaining or other labor union contracts to which the Company or any Subsidiary is a party and which are applicable to persons employed by the Company or any Subsidiary as of the date hereof. Except as set forth in Section 2.09 of the Company Disclosure Schedule, there are no strikes, slowdowns, work stoppages or lockouts, or, to the knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any Subsidiary.

                  SECTION 2.10. Proxy Statement. The Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as defined below) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement") and, if required to be filed, a Rule 13E-3 Transaction Statement on Schedule 13E-3 relating thereto (the "Schedule 13E-3"), will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub or any of their respective representatives which is contained in any of the foregoing documents. The Proxy Statement and the Schedule 13E-3 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 2.11. Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co., which shall be paid a fee in accordance with that certain letter agreement with the Company dated September 26, 1996, is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

                  SECTION 2.12. Taxes. The Company and each of its Subsidiaries have filed all United States federal income tax returns and all other tax returns required to be filed by them or any of them (except where the failure to file would not have a Material Adverse Effect), and have paid and discharged all taxes shown therein to be due and there are no other taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which the Company is maintaining reserves in accordance with generally accepted accounting principles. Neither the IRS nor any other taxing authority or agency is now asserting or, to the Company's knowledge, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional taxes other than additional taxes with respect to which the Company is maintaining reserves in accordance with generally accepted accounting principles.

                  SECTION 2.13. Title to Property. Except as disclosed in
Section 2.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its Subsidiaries lease from others real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Subsidiary has not taken adequate steps to prevent such a default from occurring).

                  SECTION 2.14. Environmental Matters. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or Section 2.14 of the Company Disclosure Schedule:

                           (a) (i) the Company and each of its Subsidiaries is
in substantial compliance with all applicable Federal, state, local and foreign laws and regulations relating to protection of public health, welfare and the environment ("Environmental Laws"), (ii) the Company and each of its Subsidiaries holds all the material permits, licenses and approvals of governmental authorities and agencies necessary for the current use, occupancy or operation of the Company's business under Environmental Laws ("Environmental Permits"), and (iii) the Company and each of its Subsidiaries is in substantial compliance with all its environmental Permits.

                           (b) The Company and each of its Subsidiaries has not
been notified that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar federal, state, local or foreign law with respect to any owned or leased real property or any other location.

                           (c) The Company and each of its Subsidiaries has not
entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with or the cleanup of substances regulated under any applicable Environmental Law.

                           (d) None of the Company's or any of its Subsidiaries'
owned or leased real property is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through January 31, 1997, or any similar state list of sites requiring investigation or cleanup.

                           (e) To the knowledge of the Company, there are no
circumstances that could give rise to material liabilities under Superfund RCRA or similar statutes including liabilities relating to remediation or natural resources damages arising from on-site or off-site conditions.

                  SECTION 2.15. No Undisclosed Material Liabilities. Except as previously disclosed to Sub in writing, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                           (i) liabilities disclosed or provided for in the SEC Reports filed prior to the date of this Agreement; and

                           (ii) liabilities incurred in the ordinary course of business since the end of the period covered by the most recent SEC Report filed prior to the date of this Agreement, which individually or in the aggregate would not have a Material Adverse Effect.

                  SECTION 2.16. Board Approval; Fairness. (a) The Board of Directors of the Company, at a meeting duly called and held on March 27, 1997, has (i) approved and adopted this Agreement and the Transactions including the Merger and (ii) recommended that the stockholders of the Company approve the Merger and adopt this Agreement and Transactions; provided, however, that such recommendation of the Board may be withdrawn, modified or amended by the Board at any time if, in the good faith opinion of the Board after consultation with counsel, such recommendation would be inconsistent with its fiduciary duties under applicable law (collectively, "Fiduciary Duty").

                  (b) The Company further represents that Goldman Sachs & Co. has delivered to the Board its oral opinion, to be promptly followed up in writing, to the effect that, as of the date of the opinion, the cash consideration to be received by the holders of Shares in the Transactions contemplated by this Agreement is fair to such holders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent and Sub, it being understood and acknowledged that such opinion has been rendered for purposes of advising the Board of Directors of the Company and may not be relied upon by Parent, Sub, their affiliates or respective stockholders.

                  (c) The Board of Directors of the Company has approved, for the purposes of Chapter 1704 of Ohio Law, (a) the grant of the option contemplated by the Voting Agreement and any acquisition of Shares by Sub pursuant to the Voting Agreement and (b) any acquisition of Shares by Sub in connection with the transactions contemplated by this Agreement.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 3.01. Organization. Parent is a limited partnership organized and existing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Parent and Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  SECTION 3.02. Authority Relative to this Agreement. Each of the Parent and Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all necessary action and no other proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Ohio Law). This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

                  SECTION 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with or violate the partnership agreement or articles of incorporation or regulations of either Parent or Sub, as applicable, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any property or asset of either of them is bound or affected.

                     (b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, require any consent, approval, authorization or permit of, of filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and filing and recordation of appropriate merger documents as required by Ohio Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (other than as is set forth in clause (i)) would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Sub from performing their respective obligations under this Agreement.

                  SECTION 3.04. Financing. Parent and Sub have delivered to the Company copies of a commitment letter obtained by Parent and Sub respecting a senior credit facility to be incurred at the Closing and a bridge facility that may be utilized by Parent and Sub to consummate the transactions contemplated hereby.

                  SECTION 3.05. Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement or the Schedule 13E-3 will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents.

                  SECTION 3.06. Sub. Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

                  SECTION 3.07. Brokers. No broker, finder or investment banker (other than Johnson Rice & Company whose fee will be paid by Parent and Sub) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

                  SECTION 3.08. Post Merger Business. It is the present intention of Parent and Sub that subsequent to the Merger they will maintain the Company's corporate headquarters and principal executive offices in the greater Canton, Ohio area and will preserve substantially intact the Company's business organization and employee work force.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 4.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation of the foregoing, except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

                     (a) amend or otherwise change its articles of incorporation or regulations or equivalent organizational documents;

                     (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or such capital stock, or any other ownership interest, of the Company or any Subsidiary (except for the issuance of a maximum of 1,077,997 Shares issuable pursuant to stock options outstanding on the date hereof and conversion of the Debentures) or (ii) any material assets of the Company or any Subsidiary, except for sales in the ordinary course of business;

                     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; provided, however, that the Company may make scheduled dividend payments on the Company Preferred Stock;

                     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; provided, however, that the Company may redeem any or all outstanding Company Preferred Stock pursuant to the terms thereof;

                     (e) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee except amendments required by law; or

                     (f) create, incur, assume, guarantee or otherwise become liable for any amount of indebtedness for borrowed money (other than borrowings under the Company's existing bank credit facilities), individually or in the aggregate, material to the condition (financial or otherwise), business, results of operations or prospects of the Company and the Subsidiaries taken as a whole.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Stockholders' Meeting. In order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's restated articles of incorporation and regulations, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following the execution and delivery of this Agreement for the purpose of considering and taking action on this Agreement, the Merger and the other Transactions (the "Stockholders' Meeting"), and (ii) subject to its Fiduciary Duty, include in the Proxy Statement the recommendations of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions. At the Stockholders' Meeting, Parent and Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                  SECTION 5.02. Proxy Statement. As soon as practicable following the execution and delivery hereof, the Company shall file the Proxy Statement in preliminary form and the Schedule 13E-3 with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3, and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and the Schedule 13E-3 prior to their being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and the Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

                  SECTION 5.03. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Sub access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall make available to Parent and Sub all financial, operating and other data and information as Parent or Sub, through its officers, employees or agents, may reasonably request provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent and Sub hereunder.

                     (b) All information obtained by Parent or Sub pursuant to this Section 5.03 shall be kept confidential in accordance with the confidentiality agreement, dated October 24, 1996 (the "Confidentiality Agreement"), between TPG Partners, L.P. and the Company.

                  SECTION 5.04. Acquisition Proposals. Each of the Company and its Subsidiaries will not, directly or indirectly, and will instruct and otherwise use its commercially reasonable efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, (i) directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company or any of its Subsidiaries or (ii) except to the extent required by the Fiduciary Duty of the Company's Board of Directors, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company will promptly notify Parent in the event of any proposal or offer of the type referred to in clause
(i) of the first sentence of this Section 5.04, indicating in reasonable detail the identity of the persons involved and the terms and conditions of any proposal or offer. The Company will promptly notify Parent in the event of the occurrence of any matter referred to in clause (ii) of the first sentence of this Section 5.04 and indicate in reasonable detail the identity of the persons involved.

                  SECTION 5.05. Directors' and Officers' Indemnification and Insurance. (a) For a period of six years from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (i) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted to indemnify such person under Ohio law and the articles of incorporation and regulations of the Company in effect on the date hereof, or (ii) arising out of or pertaining to the Merger and the transactions contemplated by this Agreement.

                     (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years from the Effective Time directors' and officers' liability insurance providing coverage no less favorable to the directors and officers of the Company at the Effective Time than the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time; provided that in satisfying the obligations under this provision, the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year.

                     (c) This Section 5.05 shall survive the Effective Time and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and shall be binding on the Surviving Corporation and their respective successors and assigns.

                  SECTION 5.06. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                  SECTION 5.07. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement, except with the written approval of the other or as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

                  SECTION 5.08. Notices of Certain Events. The Company shall promptly notify Parent and Sub of:

                     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                     (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                     (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.07 or which relate to the consummation of the transactions contemplated by this Agreement.

                  SECTION 5.09. Takeover Statute. (a) If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulations is or shall become applicable to the transactions contemplated hereby, the Company and, subject to its Fiduciary Duty, the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                     (b) Without limiting the foregoing, the Company agrees to take any and all actions as are necessary such that the Merger may be authorized by the Company's stockholders in accordance with Section 1701.78 of Ohio Law including, without limitation, the calling of a special meeting of stockholders pursuant to Section 5.01 and delivery of the notice required by Section 5.01 and a Proxy Statement as set forth in Section 5.02.

                  SECTION 5.10. Certain Employee Benefit Plans. Following the Effective Time, the Surviving Corporation shall be bound by the severance pay plans, severance agreements and deferred compensation plans and agreements disclosed in Section 2.08 of the Company Disclosure Schedule. The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, the directors, officers and employees who are parties to such severance or deferred compensation agreements or participate in such severance pay or deferred compensation plans.

                  SECTION 5.11. STOCK OPTIONS. The Company will exert commercially reasonable best efforts to obtain prior to the Effective Time from each holder of an outstanding option (an "Option") to purchase Shares granted under the Company's Stock Option Plan and the Company's Non-Employee Director Stock Option Plan (collectively, the "Stock Option Plans"), which is exercisable prior to the Effective Time or would become exercisable in accordance with the Stock Option Plans and/or separate agreements between the Company and certain Option holders effective on the consummation of the Transactions, the surrender or agreement to surrender of such Option in consideration of the payment in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option; provided, however, that this Section
5.11 shall not apply to those options listed in Section 5.11 of the Company Disclosure Schedule.

                  SECTION 5.12. EQUITY CAPITAL CONTRIBUTION. At the closing referred to in Section 1.02, Parent agrees to contribute to Sub not less than $110 million of equity capital less the product of (i) the number of Shares covered by Options that are not surrendered pursuant to Section 5.11 and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Options.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                     (a) Stockholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Ohio Law and the articles of incorporation of the Company; provided that Parent and Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the Merger.

                     (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or been terminated.

                     (c) No Order. No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, ruling or injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that this condition shall not be applicable to the obligations of any party until such party shall have used all reasonable efforts to have such decree, ruling, injunction or order vacated or lifted.

                  SECTION 6.02. Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived in writing by Parent and Sub:

                     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct or, in the case of representations and warranties not containing any materiality qualifier, including, without limitation, "Material Adverse Effect," shall be true and correct in all material respects (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided, however, that in the cases of clauses (i) and (ii), any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and Parent and Sub shall have received certificates to such effect signed by the Chief Executive Officer or the Chief Financial Officer of the Company.

                     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all its obligations and covenants required to be performed by the Company under this Agreement prior to or as of the Closing Date, and Parent and Sub shall have received certificates to such effect signed by the Chief Executive Officer or the Chief Financial Officer of the Company.

                     (c) Consents. Parent and Sub shall have received duly executed copies of all third-party consents and approvals contemplated by this Agreement to be obtained by the Company in form and substance reasonably satisfactory to Parent and Sub, except those consents the failure to so receive would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                     (d) Board Approval. The Board of Directors of the Company shall not have withdrawn or modified in a manner materially adverse to Parent or Sub the approval or recommendation of the Merger, the Merger Agreement or the Other Transactions, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Transactions.

                     (e) No Market Events. None of the following shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) the declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, (iii) the commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that has a Material Adverse Effect, (iv) any material limitation (whether or not mandatory) by any governmental authority on, or any other event which might materially affect, the extension of credit by lending institutions that has a Material Adverse Effect, or (v) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof.

                     (f) No Material Adverse Change. Neither the Company nor any Subsidiary shall have suffered a Material Adverse Effect or any development that, insofar as can reasonably be foreseen, is likely to result in a Material Adverse Effect other than as a result of conditions affecting the oil and gas industry generally.

                     (g) Redemption of Preferred Stock. The Company shall have effected the redemption of all issued and outstanding shares of the Company's Class II Serial Preferred Stock in accordance with the terms of such preferred stock prior to the record date to be established by the Board for the special meeting of stockholders to approve the Merger.

                     (h) Change of Control Payments. There shall be no material litigation or material outstanding claims with respect to change of control, severance or other similar payments payable to officers or employees of the Company.

                  SECTION 6.03. Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions at or prior to the Effective Time, unless waived in writing by the Company;

                     (a) Representations and Warranties. The representations and warranties of Parent and Sub and set forth in this Agreement shall be true and correct or, in the case of representations and warranties not containing any materiality qualifier, including, without limitation, "Material Adverse Effect," shall be true and correct in all material respects (i) as of the date hereof and
(ii) as of the Closing Date, as though made on and as of the Closing Date (provided, however, that in the cases of clauses (i) and (ii), any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and the Company shall have received certificates to such effect signed by a senior executive officer of Parent and a senior executive officer of Sub to such effect with respect to Parent matters and Sub matters, respectively.

                     (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all of their respective obligations and covenants required to be performed by such party under this Agreement prior to or as of the Closing Date, and the Company shall have received certificates to such effect signed by the Chief Financial Officer of Parent and the President of Sub with respect to Parent and Sub matters, respectively.

                     (c) Consents. The Company shall have received duly executed copies of all third party consents and approvals contemplated by this Agreement to be obtained by Parent in form and substance reasonably satisfactory to the Company, except those consents the failure to so receive, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                     (d) Fairness Opinion. The fairness opinion referred to in
Section 2.16(b) shall not have been withdrawn or modified and the Company shall have received a fairness opinion, substantially in the form of the fairness opinion referred to in Section 2.16(b), to be included in the Company's Proxy Statement, and such fairness opinion shall not have been withdrawn or modified.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

                     (a) By mutual written consent duly authorized by the boards of directors or general partner, as applicable, of Parent, Sub and the Company; or

                     (b) By either Parent, Sub or the Company if (i) the Effective Time shall not have occurred on or before the date that is 120 days following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                     (c) By Parent (i) in the case of an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 6.01 or Section 6.02, unless such occurrence or circumstance shall have been caused by or resulted from the failure of Parent or Sub to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Sub of any material representation or warranty of either of them contained in this Agreement or (ii) if the Board or any committee thereof shall have withdrawn or modified in a manner materially adverse to Sub or Parent its approval or recommendation of this Agreement or the Merger or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares; or

                     (d) By the Company (i) in the case of an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Section 6.01 or Section 6.03, unless such occurrence or circumstance shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement or (ii) if the Board shall have withdrawn or modified in a manner adverse to Sub or Parent its approval or recommendation of the Offer, this Agreement or the Merger; or

                     (e) By Parent, Sub or the Company if the Stockholders of the Company do not approve the Merger and the other Transactions at the Stockholders' Meeting.

                  SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or its affiliates, directors, officers, advisors or shareholders, except
(i) as set forth in Section 7.02 and in Sections 7.03 and 8.01 and (ii), except as set forth in Section 7.03(c), nothing shall relieve any party from liability for any intentional breach hereof.

                  SECTION 7.03.  Fees.  (a)  If:

                           (i) Parent, Sub or the Company terminates this Agreement pursuant to Sections 7.01(c) or 7.01(d), and within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below) or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company had any discussions with respect to a Third Party Acquisition, (y) to whom the Company furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and
         (z), prior to such termination; or

                           (ii) Parent, Sub or the Company terminates this Agreement pursuant to Sections 7.01(c) or 7.01(d) and within 12 months thereafter a Third Party Acquisition shall occur involving a direct or indirect consideration (or implicit valuation) for Shares in excess of the Merger Consideration;

then the Company shall pay to Parent and Sub a fee of $12,400,000; provided, however, that: (i) the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination; (ii) the fee required to be paid under this Section 7.03(a) shall be reduced dollar-for-dollar by any fee paid by the Company to Parent under
Section 7.03(b); and (iii) the Company shall not be obligated to pay the fee required to be paid pursuant to this Section 7.03(a) if this Agreement is terminated due solely to a failure to be satisfied of any of the following conditions: Sections 6.01(b), 6.01(c), 6.02(e), 6.03(a) and 6.03(b), provided that at such time each and all of the conditions set forth in Sections 6.01 and
6.02 (other than Section 6.02(e)) shall have been satisfied.

                  "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of all of the stock or assets of the Company by merger or otherwise by any person other than Parent, Sub or any affiliate thereof (a "Third Party"); or (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares.

                     (b) In recognition of the significant expenditure of executive time and resources incurred by Parent and Sub in connection with the negotiation of this Agreement and investigation of the transactions contemplated hereby, and in light of the difficulty in calculating the value of such executive time and resources, upon the termination of this Agreement (i) by Parent or Sub pursuant to Section 7.01(c)(i), or (ii) under circumstances in which the Company shall be obligated to pay a fee pursuant to Section 7.03(a), the Company shall pay to Parent $5,000,000 provided, however, the Company shall not be obligated to pay the fee required to be paid pursuant to this Section 7.03(b) if this Agreement is terminated due solely to a failure to be satisfied of any of the following conditions: Sections 6.01(b), 6.01(c), 6.02(e), 6.03(a) and 6.03(b), provided that at such time each and all of the conditions set forth in Sections
6.01 and 6.02 (other than Section 6.02(e)) shall have been satisfied. Notwithstanding the foregoing, the Company shall not be obligated to pay the fee required to be paid pursuant to this Section 7.03(b) if: (i) this Agreement is terminated due solely to a failure to be satisfied of the condition set forth in
Section 6.01(a); and (ii) prior to the stockholders' meeting contemplated therein the Company has not received a bona fide proposal for a Third Party Acquisition and no third party has publicly announced an intention to make such a proposal, provided that at such time each and all of the conditions set forth in Sections 6.01 and 6.02 shall have been satisfied; provided, however, in such circumstance, the Company shall promptly reimburse Parent and Sub for their reasonable out-of-pocket expenses incurred in connection with the proposed Transactions, but not in excess of $500,000 in the aggregate.

                     (c) If this Agreement is terminated by the Company pursuant to Section 7.01(d) due solely to a failure to be satisfied of the conditions set forth in Section 6.03(a) and (b), Parent shall pay to the Company $5,000,000; provided, however (i) Parent shall not be obligated to pay such sum to the Company if at the time the Company so terminates this Agreement, any of the conditions set forth in Sections 6.01 and 6.02 shall not have been satisfied and
(ii) payment of such sum shall be the Company's sole and exclusive remedy, at law or in equity, arising from such termination.

                     (d) Except as set forth in this Section 7.03, all costs and expenses incurred in connection with the Agreement and the Transactions shall be determined and paid by the party incurring such expenses, whether or not any Transaction is consummated.

                  SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 7.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any agreement or condition (other than, with respect to Parent and Sub, the Minimum Condition) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.06 shall survive the Effective Time indefinitely, the agreements set forth in Section 5.05 shall survive the Effective Time for the respective periods set forth therein and the agreements set forth in Section 5.03(b) shall survive termination indefinitely.

                  SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

                  if to Parent or Sub:

                           c/o TPG Partners II, L.P.
                           201 Main Street, Suite 2420
                           Fort Worth, Texas  76102
                           Attn:  James J. O'Brien

                  with a copy to:

                           Kevin G. Levy
                           Kelly, Hart & Hallman, P.C.
                           201 Main Street, Suite 2500
                           Fort Worth, Texas  76102

                  if to the Company:

                           Belden & Blake Corporation
                           5200 Stoneham Road
                           North Canton, Ohio  47720
                           Attn:  Joseph M. Vitale
                                   Senior Vice President and General Counsel

                  with copies to:

                           Anthony E. Efremoff
                           Black, McCuskey, Souers & Arbaugh
                           1000 United Bank Plaza

                           Canton, Ohio  44702-2116

                           and

                           David Porter
                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114

                  SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

                     (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                     (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

                     (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

                     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise; and

                     (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                  SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.

                  SECTION 8.05. Entire Agreement; Assignment. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the consent of the other parties provided, however, that Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, including Parent, its rights hereunder, but any such transfer or assignment will not relieve Sub of its obligations hereunder or prejudice the rights of stockholders to receive payment for their Shares pursuant to the Merger.

                  SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.05, 5.06 and 5.10 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts executed in and to be performed in that State.

                  SECTION 8.08. Headings. The descriptive headings contained in this Agreement are included for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                TPG PARTNERS II, L.P.
                                By TPG GenPar II, L.P., its General Partner
                                By TPG Advisors II, Inc., its General Partner

                            By:  /s/ Richard A. Ekleberry
                               --------------------------------------------
                                     Name:    Richard A. Ekleberry
                                     Title:   Vice President
                                                                     PARENT

                            BB MERGER CORP

                            By:  /s/ Richard A. Ekleberry
                               --------------------------------------------
                                     Name:    Richard A. Ekleberry
                                     Title:   Vice President
                                                                 MERGER SUB

                            BELDEN & BLAKE CORPORATION

                            By:  /s/ Henry S. Belden
                               --------------------------------------------
                                     Name:    Henry S. Belden IV
                                     Title:   Chief Executive Officer

                                                                    COMPANY

                                                                       EXHIBIT A

                         VOTING (STOCKHOLDER) AGREEMENT

         This VOTING (STOCKHOLDER) AGREEMENT (this "Agreement") is entered into as of this 27th day of March, 1997, by and between TPG Partners II, L.P., a Delaware limited partnership ("Parent"), and the stockholder listed on the signature page hereof (the "Stockholder").

         WHEREAS, the Stockholder, as of the date hereof, is the owner of the number of shares (the "Shares") of Common Stock, without par value (the "Common Stock"), of Belden & Blake Corporation, an Ohio corporation (the "Corporation"), set forth below the name of the Stockholder on the signature page hereof;

         WHEREAS, simultaneously herewith Parent and BB Merger Corp., an Ohio corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger with the Corporation dated as of the 27th day of March, 1997 (the "Merger Agreement;" capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), in reliance in part upon the execution and delivery of this Agreement, which Merger Agreement provides that, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Corporation, with the Corporation continuing as the surviving corporation and becoming the wholly-owned subsidiary of Parent (the "Merger"), and each outstanding share of Common Stock, including the Shares, will, by reason of the Merger, be converted into the Merger Consideration;

         WHEREAS, to induce Parent and Merger Sub to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholder is entering into this Agreement pursuant to which the Stockholder agrees to vote in favor of the Merger and certain other matters as set forth herein, and to make certain agreements with respect to the Shares upon the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1. VOTING OF SHARES; IRREVOCABLE PROXY. The Stockholder agrees that until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement (the earlier of such dates being hereinafter referred to as the "Expiration Date"), the Stockholder shall vote all Shares owned by the Stockholder at any meeting of the Corporation's stockholders (whether annual or special and whether or not an adjourned or postponed meeting), or, if applicable, take action by written consent (x) for adoption of the Merger Agreement, as such Merger Agreement may be modified or amended from time to time (but not to reduce the Merger Consideration), (y) against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any acquisition proposal of the type described in Section 5.04 of the Merger Agreement other than the Merger, and (z) in favor of all nominees in the Corporation's slate of directors nominated for election by a majority of the Corporation's non-management directors. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that the Stockholder is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

         In the event that the Stockholder shall fail to comply with the provisions of this Section 1 (as determined by Parent in its sole discretion), the Stockholder hereby agrees that such failure shall result, without any further action by the Stockholder, in the irrevocable appointment of Parent, until termination of the Merger Agreement, as its attorney and proxy with full power of substitution and resubstitution, to vote and otherwise act (by written consent or otherwise) with respect to the Shares that the Stockholder is entitled to vote at any meeting of stockholders of the Corporation (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1 above. THE STOCKHOLDER ACKNOWLEDGES THAT THIS PROXY IS COUPLED WITH AN INTEREST, AND CONSTITUTES, AMONG OTHER THINGS, AN INDUCEMENT FOR PARENT TO ENTER INTO THE MERGER AGREEMENT, IS IRREVOCABLE AND SHALL NOT BE TERMINATED BY OPERATION OF LAW UPON THE OCCURRENCE OF ANY EVENT, INCLUDING, WITHOUT LIMITATION, THE DEATH OR INCAPACITY OF THE STOCKHOLDER. Notwithstanding any provision contained in such proxy, such proxy shall terminate upon the earlier of the Effective Time or February 1, 1998 (the "Expiration Date").

         Section 2. COVENANTS OF THE STOCKHOLDER. The Stockholder covenants and agrees for the benefit of Parent that, until the Expiration Date, the
Stockholder:

                  (a) will not sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of (any one or more of which, a "Transfer"), any of the Shares owned by the Stockholder unless, in connection with such Transfer, the transferee executes a counterpart of this Agreement agreeing to be irrevocably bound by the terms hereof, and confirming the representations and warranties of the Stockholder contained herein, as though such transferee were an original party hereto as "the Stockholder;"

                  (b) will, other than as expressly contemplated by this Agreement, not grant any powers of attorney or proxies or consents in respect of any of the Shares owned by the Stockholder, deposit any of the Shares owned by the Stockholder into a voting trust, enter into a voting agreement with respect to any of the Shares owned by the Stockholder or otherwise restrict the ability of the holder of any of the Shares owned by the Stockholder freely to exercise all voting rights with respect thereto except for powers of attorney or proxies granted in the ordinary course consistent with the terms of the Merger Agreement;

                  (c) will not take any action which, if taken by the Corporation, would be prohibited by Section 5.04 of the Merger Agreement;

                  (d) will use the Stockholder's best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement; provided however, if the Stockholder is a director of the Corporation, the provisions of this paragraph (d) are subject to the fiduciary duties such Stockholder has to the Corporation as a member of the Board of Directors; and

                  (e) will not exercise any appraisal or dissenter's rights, if any, with respect to the Shares.

         Section 3. COVENANTS OF PARENT. Parent covenants and agrees for the benefit of the Stockholder that (a) immediately upon execution of this Agreement, Parent shall enter, and cause Merger Sub to enter, into the Merger Agreement, and (b) until the Expiration Date, it shall use its best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement.

         Section 4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to Parent that: (a) the execution, delivery and performance by the Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach or a default under any of the terms of any contract, commitment or other obligations (written or oral) to which the Stockholder is bound; (b) this Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms; (c) if applicable, the execution, delivery and performance of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been approved by all necessary corporate action on the Stockholder's part; and (d) other than as set forth herein, the Stockholder has not entered into an irrevocable proxy with respect to the Shares.

         The representations and warranties contained herein shall be made as of the date hereof and as of each date from the date hereof through and including the Expiration Date.

         Section 5. ADJUSTMENTS; ADDITIONAL SHARES. In the event (i) of any stock dividend, stock split, recapitalization, reclassification or combination or exchange of shares of capital stock of the Corporation on, of or affecting the Shares, or (ii) the Stockholder shall acquire voting rights with respect to any additional shares of Common Stock or other securities of the Corporation, including any securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof but excluding shares of Common Stock of the Corporation as to which the holders thereof have granted revocable proxies to the Stockholder in connection with the shareholders' meeting of the Corporation contemplated by Section 5.1 of the Merger Agreement, then the terms of this Agreement shall apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause
(ii), as though they were Shares hereunder.

         Section 6. SPECIFIC PERFORMANCE. The Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement and that, without these agreements, Parent and Merger Sub would not enter into the Merger Agreement and acknowledges that damages would be an inadequate remedy for any breach by the Stockholder of the provisions of this Agreement. Accordingly, the Stockholder and Parent each agree that the obligations of the parties hereunder shall be specifically enforceable and neither party shall take any action to impede the other from seeking to enforce such right to specific performance. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         Section 7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by overnight courier, by delivering the same in person, by telecopy (with confirmation), or by registered or certified mail (return receipt requested) to the Stockholder at the address listed on the signature page hereof and to Parent at the address listed on the signature page hereto, with a copy to Kelly, Hart & Hallman, P.C., 201 Main Street, Suite 2500, Fort Worth, Texas 76102, Attention: Kevin G. Levy, Facsimile number (817)878-9280, or to such other address as any party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed delivered and received on the date on which it is received if sent by overnight courier, hand-delivered or telecopy, or on the fifth business day following the date on which it is so mailed.

         Section 8. BINDING EFFECT; SURVIVAL. Upon execution and delivery of this Agreement by Parent, this Agreement shall become effective as to the Stockholder at the time the Stockholder executes and delivers this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         Section 9. ASSIGNMENT. Parent may, without the consent of the Stockholder, assign its rights hereunder to any direct or indirect wholly owned subsidiary of Parent, provided that any such assignment shall not affect the obligations of Parent hereunder.

         Section 10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its rules of conflict of laws.

         Section 11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         Section 12. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

         Section 13. ADDITIONAL AGREEMENTS; FURTHER ASSURANCE. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Stockholder will provide Parent with all documents which may reasonably be requested by Parent and will take reasonable steps to enable Parent to obtain all rights and benefits provided it hereunder.

         Section 14. AMENDMENT; WAIVER. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by Parent and the Stockholder, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of waiver or a consent to departure therefrom.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                                      PARENT

                                      TPG PARTNERS II, L.P.
                                      By    TPG GenPar II, L.P., its
                                            General Partner
                                      By    TPG Advisors II, Inc., its
                                            General Partner

                                      By:
                                         --------------------------------------

                                            Richard A. Ekleberry
                                            Vice President

                                      Address:    201 Main Street, Suite 2420
                                                  Fort Worth, Texas  76102

                                      Facsimile No.:  (817) 871-4010

STOCKHOLDER:

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

Address:

Facsimile No.:

Number of Shares:






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